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                                                                   Exhibit 99(a)

                      [LETTERHEAD OF AMETEK APPEARS HERE]


  Contact: William F. Cleary (610) 889-5249; James P. McKinley (610) 889-5271

AMETEK MOVES FORWARD IN SPIN-OFF AND MERGER OF ITS WATER FILTRATION BUSINESS INTO CULLIGAN

AMETEK SEEKS CONSENT AND 9 3/4% NOTES INDENTURE AMENDMENT

Paoli, PA, May 16, 1997 -- AMETEK Inc. (NYSE:AME) today announced that it is seeking a consent to a proposed amendment to its $150 million of 9 3/4% Senior Notes Due 2004 (Notes).

AMETEK, Inc. announced on February 5, 1997 that it had entered into an agreement to merge its water filtration business into Culligan Water Technologies, Inc. The transaction, which utilizes a "Morris" trust structure, involves the tax-free spin-off to AMETEK's shareholders of an entity containing all of AMETEK's existing operations except its water filtration business. This spin-off entity will retain the AMETEK name and will be traded on the NYSE and PSE. Following the spin-off, AMETEK's water filtration business will be merged with Culligan in return for approximately 3.5 million shares of Culligan common stock. The new AMETEK stock and the Culligan stock issued in this transaction is intended to be distributed tax-free to AMETEK's shareholders.

Although AMETEK believes that consummation of the Culligan transaction would not conflict with the terms of the Notes Indenture, it is nonetheless soliciting the consent in order to assure full clarity on this matter. The Expiration Date for holders to deliver consents is 5:00 p.m. Eastern Standard time, May 30, 1997, unless extended. Consents must be sent to Mellon Bank, the Trustee's Agent.

AMETEK will pay holders of record at the close of business on May 15, 1997 who deliver properly executed consents, prior to the expiration date, a consent payment of $3.75 per $1,000 principal amount of Notes. The right to receive such a consent payment is contingent upon AMETEK receiving consents from the holders of a majority of the total principal amount of Notes.

                                    (MORE)


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AMETEK MOVES FORWARD IN SPIN-OFF AND MERGER OF ITS WATER FILTRATION BUSINESS
INTO CULLIGAN

AMETEK SEEKS CONSENT AND 9 3/4% NOTES INDENTURE AMENDMENT

                                                                    (cont. p. 2)

Full details are being sent today directly to the identified holders of the Notes. Requests for additional copies of the Consent Solicitation Statement should be directed to the Information Agent, Georgeson & Company, Inc. at (212) 440-9800 in New York.

Questions concerning the solicitation should be directed to AMETEK, Inc. at
(800) 473-1286 to Mr. John J. Molinelli, Chief Financial Officer or Ms. Deirdre Saunders, Treasurer, or to Georgeson & Co.

                         AMETEK Inc. Corporate Profile

AMETEK is a leading global manufacturer of electrical and electromechanical products and materials engineered for niche markets. AMETEK has operations in the United States, Europe, Asia, and Mexico with about one-third of sales to markets outside the United States. In 1996 the Company had record sales of $869 million.

AMETEK's Corporate Growth Plan is based on Four Key Strategies: New Products, Global & Market Expansion, Strategic Acquisitions & Joint Ventures, and Operational Excellence; its objective is double-digit earnings growth and a superior return on total capital.